Exhibit 10.1

EXECUTION VERSION

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

May 25, 2013

TECO Energy, Inc.

TECO Finance, Inc.

702 North Franklin Street

Tampa, FL 33602

Attention: Sandra W. Callahan, Chief Financial Officer, Senior Vice President - Finance & Accounting

Ladies and Gentlemen:

Project Roadrunner

364-Day Senior Unsecured Bridge Facility

Commitment Letter

You (“you”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”, and together with each Lender (as defined below) that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 2 hereof, collectively, the “Commitment Parties”, “we” or “us”) that TECO Energy, Inc. (the “Buyer”) intends to acquire (the “Acquisition) all of the equity interests of New Mexico Gas Intermediate, Inc., a Delaware corporation (the “Acquired Business”) pursuant to a Stock Purchase Agreement, dated as of May 25, 2013, by and among Continental Energy Systems LLC (the “Seller”), the Acquired Business and the Buyer (as in effect on the date hereof, the “Acquisition Agreement”). After giving effect to the Acquisition, the Acquired Business will be a wholly-owned subsidiary of the Buyer.

In that connection, you have advised us that the total amount required to effect the Acquisition and to pay the fees and expenses incurred in connection therewith shall be provided by a combination of (a) cash on the balance sheet, (b) the issuance by the Buyer and/or certain of its subsidiaries of a combination of equity securities, equity linked securities, debt securities and any other debt financing (the “Permanent Financing”), (c) the assumption of the Private Placement Notes (as defined in the Term Sheet described below) and/or borrowing under the Backstop Tranche (as defined in the Term Sheet) as necessary to backstop the change of control offer to be made with respect thereto and/or (d) to the extent the Permanent Financing is not available, the borrowing by TECO Finance, Inc. and New Mexico Gas Company, Inc. of loans under a 364-day senior unsecured bridge term loan facility (including the Backstop Tranche, the “Facility”) in an aggregate principal amount not to exceed $1,075 million plus, if positive, the Net Adjustment Amount (as defined in the Acquisition Agreement). The Acquisition, the Facility and the transactions contemplated by or related to the foregoing are collectively referred to as the “Transactions”. No other financing will be required for the Transactions.

The date of the consummation of the Acquisition and on which the Purchase Tranche (as defined in the Term Sheet) of the Facility shall be available is herein referred to as the “Effective Date”.

1. Commitment. MSSF is pleased to commit to provide 100% of the aggregate principal amount of the Facility, subject to and on the terms and conditions set forth in this letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (including the Annex attached thereto) and the Conditions Precedent to Closing attached hereto as Exhibit B (collectively, the “Term Sheet” and collectively with this letter, this “Commitment Letter”); provided that, the amount of the Facility and the aggregate commitment of the Commitment Parties hereunder for the Facility shall be automatically reduced at any time on or after the date hereof as set forth in the section titled “Mandatory Prepayments”

in Exhibit A hereto. It is understood that MSSF shall act as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”) and sole administrative agent for the Facility. You agree that, as a condition to the commitments, agreements and undertakings set forth herein, no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facility, unless you and we shall agree. It is further agreed that MSSF will have “lead left” placement in all documentation used in connection with the Facility and shall have all roles and responsibilities customarily associated with such placement.

Our commitment and agreements hereunder are subject to the following:

(A) (x) except as set forth in the Company Disclosure Letter (as defined in the Acquisition Agreement), since December 31, 2012 to the date of the Acquisition Agreement, there not having occurred a Company Material Adverse Effect (as defined below) and (y) from the date of the Acquisition Agreement, there not having occurred a Company Material Adverse Effect. A “Company Material Adverse Effect” means any fact, change, event, circumstance, occurrence, effect or development that is materially adverse to (i) the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiary, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by the Acquisition Agreement or to perform its obligations under the Acquisition Agreement in accordance with the terms of the Acquisition Agreement and applicable Law; provided, however, that a Company Material Adverse Effect will not include or be deemed to result from any effect, either alone or in combination with any other effect, directly or indirectly, arising out of, relating to or attributable to (and none of the following shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect): (a) any change affecting the general economy or political, regulatory, business, economic, financial, credit, energy, commodity or capital market conditions in the United States, including interest rates, exchange rates, natural gas prices or electricity rates; (b) any change affecting national, regional, state or local natural gas transmission or distribution systems or the national, regional, state or local wholesale or retail markets for natural gas or electric power; (c) any change attributable to the execution or announcement of the Acquisition Agreement, or the pendency of the Transactions, including any litigation resulting therefrom, any reduction in revenues resulting therefrom, any adverse change in supplier, customer, distributor, employee, financing source, partner or similar relationships resulting therefrom or any change in the credit rating of the Company or the Company Subsidiary resulting therefrom; (d) any action taken, or failure to act, at the request or with the consent of Purchaser; (e) acts of war (whether or not declared), acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening or escalation of such conditions; (f) any change in national, regional, state or local wholesale or retail natural gas, electric power or capacity prices or in the market price for commodities; (g) any hurricane, earthquake, flood or other natural disaster or act of God entirely outside of the service territory of the Company and the Company Subsidiary; (h) any change resulting from weather conditions or customer use patterns; (i) any adoption, proposal or implementation of, or change in, any applicable Law after the date hereof or any interpretation thereof by any Governmental Entity; (j) changes in GAAP after the date hereof or any interpretation thereof by any Governmental Entity; or (k) any failure by the Company to meet any estimates of revenues, earnings, projections or other indicia of performance, whether published, internally prepared or provided to Purchaser or any of its respective representatives, provided that the exception in this clause (k) shall not prevent or otherwise affect a determination that any event, change, effect, development, occurrence or condition underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; provided, further, that, with respect to clauses (a), (e), (f), (i) and (j) (as such clause relates to changes in GAAP), only to the extent that such fact, change, event, circumstance, occurrence, effect or development does not have a disproportionate adverse effect on the Company and the Company Subsidiary compared to other companies of similar size operating in the natural gas transmission or distribution business. Capitalized terms used in the definition of “Company Material Adverse Effect” (other than “Acquisition Agreement”) shall have the meanings ascribed to such terms in the Acquisition Agreement; and

(B) the other conditions set forth or referred to in Exhibit B.

The conditions to closing and funding of our commitment hereunder on the Effective Date are limited to those set forth in the preceding paragraph and in Exhibit B. Those matters (other than conditions to closing and funding) that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of you and us.

2. Syndication. The Arranger reserves the right, prior to or after execution of definitive documentation for the Facility satisfactory to us, consistent with the applicable terms of this Commitment Letter (“Credit Documentation”), in consultation with you, to syndicate all or a part of our commitment to one or more financial institutions and/or lenders (collectively, the “Lenders”), which syndication shall be managed by the Arranger in consultation with you. The commitment of MSSF hereunder with respect to the Facility shall be reduced dollar-for-dollar as and when commitments for the Facility are received from Lenders to the extent that each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation reasonably satisfactory to the Arranger and you or (ii) party to the applicable Credit Documentation as a “Lender” thereunder. The Arranger intends to commence syndication efforts as soon as is practicable after the execution of this Commitment Letter by the parties hereto, and you agree to use your commercially reasonable efforts to actively assist the Arranger in completing a syndication satisfactory to the Arranger and you as soon thereafter as practicable. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between your senior management and advisors, on the one hand, and the proposed Lenders, on the other hand, at times to be mutually agreed upon, (c) your assistance in the preparation of a customary Confidential Information Memorandum and other customary marketing materials (other than materials the disclosure of which would violate a confidentiality agreement or waive attorney-client privilege) to be used in connection with the syndication and (d) the hosting, with the Arranger, of one or more meetings or conference calls with prospective Lenders, at times and locations to be mutually agreed upon, as deemed reasonably necessary by the Arranger. Until the achievement of a Successful Syndication (as defined in the Fee Letter referred to below), you agree that there shall be no competing offering, placement or arrangement of any commercial bank or other credit facilities by or on behalf of the Buyer (other than in connection with amending the Existing Credit Agreement (as defined in the Term Sheet), including to extend the maturity thereof, but not to increase the aggregate principal amount of commitments thereunder by more than $100 million) or any of its subsidiaries or affiliates other than Tampa Electric Company and TEC Receivables Corp. The Arranger will manage all aspects of the syndication in consultation with you, including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate and the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Arranger, MSSF will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide to us all information (including, without limitation, consultants’ reports commissioned by you and your affiliates and access to such consultants) with respect to you and your subsidiaries and the Transactions, including, without limitation, all financial information and projections (the “Projections”), as the Arranger may reasonably request in connection with the arrangement and syndication of the Facility.

You agree that the Arranger may make available any Information (as defined below) and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”). You further agree to assist, at the request of the Arranger, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facility, consisting exclusively of information or documentation that is either (a) publicly available (or contained in the prospectus or other offering memorandum for any securities to be issued by the Buyer and certain of its subsidiaries in connection with the Transactions) or (b) not material with respect to you, the Acquired Business, or your and its respective subsidiaries or any of your or its respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree, at our request, to identify any document to be disseminated by the Arranger to any Lender or potential Lender in connection with the syndication of the Facility as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information (provided that you have been afforded an opportunity to comply with the applicable Securities and Exchange Commission (“SEC”) disclosure obligations). You acknowledge and agree that the following documents will contain solely Public Lender Information: (i) drafts and final Credit Documentation; (ii) administrative materials prepared by the Arranger for potential Lenders (e.g. a lender meeting invitation, allocations and/or funding and closing memoranda), in each case to the extent submitted to you for review prior to distribution; and (iii) notification of changes in the terms of the Facility.

3. Information. You hereby represent and covenant that (a) all information (other than the Projections) (the “Information”) that has been or will be made available to us or any of our affiliates or any Lender or potential Lender by you, the Acquired Business, or any of your or its representatives is or will be, when taken as a whole, complete and correct in all material respects and does not or will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us or any of our affiliates or any Lender or potential Lender by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable (it being understood that such Projections are subject to significant uncertainties and contingencies, any of which are beyond your control, and that no assurance can be given that any particular Projection will be realized). You agree to supplement the Information and Projections from time to time until the earlier of (i) a Successful Syndication and (ii) 90 days after the Effective Date (but in no event prior to the Effective Date) so that the representations and covenants in the immediately preceding sentence remain correct. You acknowledge that we will be entitled to use and rely on the Information and Projections without independent verification thereof.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree. You acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to the Transactions, you and your subsidiaries or the Acquired Business or any of the matters contemplated hereby in connection with the Transactions.

4. Fees. As consideration for our commitment hereunder and the Arranger’s agreement to perform the services described herein, you agree jointly and severally to pay the non-refundable fees set forth in the Term Sheet and in the Fee Letter delivered herewith from MSSF to you relating to the Facility and dated the date hereof (the “Fee Letter”).

5. Indemnity and Expenses; Other Activities. You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and each officer, director, employee, advisor and agent of each Commitment Party or its affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and regardless of whether brought by a third party or by you or any of your affiliates (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding (limited in the case of legal expenses to the reasonable costs and expenses of (i) a single primary legal counsel, (ii) a single legal counsel in each applicable jurisdiction, (iii) if requested by the Arranger or any Agent, a separate legal counsel for such Arranger or Agent, as applicable, and/or its affiliates, (iv) one additional legal counsel in connection with each of (x) any litigation commenced or threatened against any indemnified person, (y) any work-out or restructuring of any obligations owing to an indemnified person hereunder or (z) any insolvency proceeding affecting any of the Buyer or any of affiliates and (v) additional legal counsel to the extent necessary in the event (x) the circumstances giving rise to such indemnification create an ethical conflict for any such counsel or (y) the indemnified persons have inconsistent or conflicting defenses), provided that the foregoing indemnity will not, as to any indemnified person, apply to (A) losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such indemnified person or (B) any special, indirect, consequential or punitive damages suffered by an indemnified person (including, without limitation, any loss of profits, business or anticipated savings of such indemnified person) but excluding any such damages imposed upon, or asserted or awarded against, any indemnified person by a third party, and (b) to reimburse each Commitment Party and its affiliates following receipt of an invoice and reasonable back-up documentation for all out-of pocket expenses (including reasonable fees, charges and disbursements of a single legal counsel, together with a single legal counsel in each applicable jurisdiction to the extent required) incurred in connection with the Facility and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof. You further agree to pay all costs and expenses of each Commitment Party and its affiliates (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for (i) any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems, or (ii) any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction.

You will not, without the prior written consent of the indemnified person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each indemnified person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such indemnified person.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise. In particular, you acknowledge that Morgan Stanley & Co. LLC (“MS&Co.”) is acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. in such capacity and our obligations hereunder, on the other hand. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and no Commitment Party will furnish any such information to other companies or their advisors. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party or its affiliates act or be responsible as a fiduciary to you, your management, stockholders, creditors or any other person. You hereby expressly disclaim any fiduciary relationship and agree that you are responsible for making your own independent judgments with respect to any transactions (including the Transactions) entered into between you and the Commitment Parties. You also acknowledge that no Commitment Party has advised and none is advising you as to any legal, accounting, regulatory or tax matters, and that you are consulting your own advisors concerning such matters to the extent you deem appropriate.

6. Governing Law, etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter. The parties hereto submit to the non-exclusive jurisdiction of the federal and New York State courts located in the County of New York in connection with any dispute related to, contemplated by, or arising out of this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.

7. PATRIOT Act. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies you, which information includes your name and address, and other information that will allow the Commitment Parties and the other Lenders to identify you in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and the other Lenders.

8. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (c) this Commitment Letter (but not the Fee Letter) may be disclosed to the Seller and its officers, directors, employees, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, or (d) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter (but not the Fee Letter) in filings with the SEC and other applicable regulatory authorities and stock exchanges, as required by law.

Each Commitment Party will treat as confidential all confidential information provided to it by or on behalf of you hereunder; provided, that nothing herein shall prevent such person from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Facility (collectively, “Specified Counterparties”), (ii) to its officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents, advisors and to actual or prospective assignees and participants on a confidential basis, (iii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case such person agrees to the extent permitted under applicable law to inform you promptly thereof), (iv) to any rating agency on a confidential basis, (v) as requested by any state, federal or foreign authority or examiner regulating banks or banking, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof, (vii) to any of its affiliates on a confidential basis and (viii) to the extent such confidential information becomes publicly available (x) other than as a result of a breach of this provision or (y) to it from a source, other than you, which it has no reason to believe has any confidentiality or fiduciary obligation to you with respect to such information; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Arranger or customary market standards for dissemination of such types of information; provided, further, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) one year from the date hereof, and (ii) the execution and delivery of the Credit Documentation by the parties thereto, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions in this paragraph.

9. Miscellaneous. This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. We may assign our commitments and agreements hereunder, in whole or in part, to any of our respective affiliates and, subject to the applicable requirements set forth in Section 2 above, to any proposed Lender prior to the Effective Date. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. No individual has been authorized by any Commitment Party or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

The compensation, reimbursement, indemnification, confidentiality, syndication and clear market provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder. You may terminate our commitments hereunder at any time subject to the provisions of the immediately preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, together with a copy of the fully executed Acquisition Agreement, prior to the earlier of (i) 9:00 p.m. (New York City time), May 25, 2013 and (ii) the time of the public announcement of the Acquisition. If the Commitment Letter and Fee Letter have not been executed and returned, together with a copy of the fully executed Acquisition Agreement, as described in the preceding sentence by such earlier time, then the Commitment Parties’ offer hereunder shall terminate at such earlier time. After your execution and delivery to us of this Commitment Letter and the Fee Letter, our outstanding commitments with respect to the Facility in this Commitment Letter shall automatically terminate upon the earliest to occur of (i) the execution and delivery of the Credit Documentation for the Facility by all parties thereto, (ii) the Outside Date (as defined in, and as may be extended pursuant to the terms of, the Acquisition Agreement, but in any event not later than the date that is 16 months from the date of the Acquisition Agreement), if the applicable Credit Documentation shall not have been executed and delivered by all parties thereto and (iii) the date of abandonment (as acknowledged in writing by you) of the Acquisition or termination of your obligations under the Acquisition Agreement to consummate the Acquisition.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Lisa Kopff
	Name:	Lisa Kopff
	Title:	Authorized Signatory

Accepted and agreed to as of the date first written above by:

TECO ENERGY, INC.

By:	/s/ Sandra W. Callahan
	Name:	Sandra W. Callahan
	Title:	Senior Vice President – Finance and Accounting and Chief Financial Officer

TECO FINANCE, INC.

By:	/s/ Sandra W. Callahan
	Name:	Sandra W. Callahan
	Title:	President

EXECUTION VERSION

Exhibit A

PROJECT ROADRUNNER

364-DAY SENIOR UNSECURED BRIDGE FACILITY

Summary of Terms and Conditions

May 25, 2013

Pursuant to a Stock Purchase Agreement, dated as of May 25, 2013, among Parent (as defined below), the Acquired Business (as defined below) and Continental Energy Systems LLC (the “Seller”), the Parent will acquire (the “Acquisition”) all of the equity interests of New Mexico Gas Intermediate, Inc., a Delaware corporation (the “Acquired Business”) for aggregate cash consideration in an amount to be agreed. In connection with the Acquisition, on the date on which the Acquisition is consummated (the “Effective Date”), (a) the Borrowers (as defined below) will obtain the senior unsecured bridge facility described below under the caption “The Facility” and (b) the fees and expenses incurred in connection with the Transactions (as defined below) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”).

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

I.	PARTIES

Borrowers:	TECO Finance, Inc., a Florida corporation (“Holdco Borrower”) and New Mexico Gas Company, Inc., a Delaware Corporation (“Opco Borrower”, and together with Holdco Borrower, the “Borrowers”).

Guarantor:	TECO Energy, Inc., a Florida corporation, the direct parent of Holdco Borrower (the “Parent” and, together with the Borrowers, the “Obligors”).

Sole Lead Arranger
and Sole Bookrunner:	Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as sole lead arranger and sole bookrunner for the Facility (in such capacities, the “Arranger”).

Administrative Agent:	MSSF will act as the sole and exclusive administrative agent for the Facility (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including MSSF and/or any of its affiliates, arranged by the Arranger (collectively, the “Lenders”).

II.	THE FACILITY

Type and Amount of Facility:	364-day senior unsecured bridge facility in the amount of $1,075 million, plus, if positive, the Net Adjustment Amount (as defined in the Acquisition Agreement) (the “Facility”), which shall be comprised of the following two tranches:

(a)	$875 million of loans to finance the Transactions, of which no more than $375 million may be borrowed by Opco Borrower (the “Purchase Tranche”); and

(b)	$200 million of loans to backstop the change of control offer to be made to holders of Senior Secured Notes (the “Private Placement Notes”) issued by Opco Borrower pursuant to the Note Purchase Agreement dated as of February 8, 2011 (the “Backstop Tranche”).

Availability:	The loans (the “Loans”) under the Facility shall be made:

(a)	in respect of the Purchase Tranche, in a single drawing on the Effective Date and any undrawn commitments under the Purchase Tranche shall automatically be terminated on the Effective Date; and

(b)	in respect of the Backstop Tranche, in a single drawing on a date that is no more than 60 days after the Effective Date (the “Backstop Funding Date”) and any undrawn commitments under the Backstop Tranche shall automatically be terminated on the Backstop Funding Date.

Maturity:	The Loans shall mature and be payable in full on the date that is 364 days after the Effective Date.

Purpose:	The proceeds of the Loans shall be used (a) in the case of the Purchase Tranche, to finance the Transactions and to provide interim liquidity for Opco Borrower, and (b) in the case of the Backstop Tranche, to backstop the change of control offer for the Private Placement Notes, and in each case, to pay the fees and expenses in connection therewith.

III.	CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I to this Exhibit A.

Optional Prepayments:	The Loans may be prepaid by the Borrowers in minimum amounts to be agreed upon, subject, in the case of Eurodollar Loans, to the payment of “breakage” compensation, if any. Loans prepaid may not be reborrowed.

Mandatory Prepayments:	The following amounts shall be applied to prepay the Loans (and, prior to the Effective Date, the commitments under the Facility, pursuant to the Commitment Letter and Credit Documentation, shall be automatically and permanently reduced by such amounts):

(a)	100% of the net proceeds of any sale or issuance of debt securities or incurrence of other debt (other than Excluded Debt (as defined below)) and equity securities or equity-linked securities (other than issuances pursuant to employee stock plans and existing shareholder dividend reinvestment plans), in each case on or after the date of the Commitment Letter by the Parent or any of its subsidiaries; and

(b)	100% of the net proceeds (for transactions which are in the aggregate above $50.0 million and to the extent not reinvested or committed to be reinvested within 9 months following receipt) of any sale or other disposition (including as a result of casualty or condemnation) in each case on or after the date of the Commitment Letter by the Parent or any of its subsidiaries, other than Tampa Electric Company and TEC Receivables Corp., of any assets, and except for the sale of inventory or other assets in the ordinary course of business.

For the purpose hereof, “Excluded Debt” means (i) intercompany debt among the Parent and/or its subsidiaries, (ii) debt and preferred stock securities of Tampa Electric Company and TEC Receivables Corp., and (iii) credit extensions up to the existing commitments under the Third Amended and Restated Credit Agreement dated as of October 25, 2011 among Holdco Borrower, the Parent, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Credit Agreement”).
Amounts prepaid pursuant to any mandatory prepayment of the Loans may not be reborrowed.

IV. GUARANTEE	The Parent shall irrevocably and unconditionally guarantee all of the obligations of Holdco Borrower in respect of the Facility.

V.	CERTAIN CONDITIONS

        Conditions to Availability

of Loans:	The Facility shall be available on the date (the “Effective Date”) on which the conditions precedent set forth in the Commitment Letter and Exhibit B attached thereto are satisfied.

VI.	CERTAIN DOCUMENTATION MATTERS

The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type and substantially similar to those in the Existing Credit Agreement and other terms deemed appropriate by the Lenders, the material terms of which are outlined below, including, without limitation:

        Representations and

Warranties:	Corporate existence and business; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; governmental approvals; financial statements; no material adverse change; accuracy of disclosure; Investment Company Act and Federal Power Act; compliance with law (including, without limitation, OFAC, FCPA and anti-money laundering laws); ERISA; taxes; margin regulations; ownership of property including intellectual property; and environmental matters.

Affirmative Covenants:	Maintenance of existence and material rights and privileges; maintenance of governmental approvals; payment and performance of material obligations; payment of taxes; maintenance of property; maintenance of books and records; visitation and inspection rights; maintenance of insurance; compliance with laws (including environmental laws and ERISA); change in business; delivery of financial statements, officers’ certificates and other information requested by the Administrative Agent or any Lender; notices of defaults, litigation and certain other material events; and use of proceeds.

Financial Covenant:	Ratio of (i) Total Debt to (ii) Capitalization (each as defined in the Existing Credit Agreement) no greater than 0.65:1.0 (or such higher level set forth in the Existing Credit Agreement on the Effective Date), calculated on a quarterly basis.

Negative Covenants:	Limitations (applicable to the Parent and certain of its subsidiaries) on: (i) mergers, consolidations, liquidations and dissolutions of any Obligor or any Significant Subsidiary (as defined in the Existing Credit Agreement), (ii) sales by any Obligor or any Significant Subsidiary of all or a substantial part of its assets; (iii) liens by any Obligor or any Significant Subsidiary on all or substantially all of such Obligor’s or Significant Subsidiary’s assets; (iv) sales or dispositions of equity interests of the Borrowers or any Significant Subsidiary; and (v) transactions by any Obligor or any Significant Subsidiary with any of its affiliates, in each case subject to exceptions substantially similar to those in the Existing Credit Agreement and others deemed appropriate by the Lenders.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of three business days; cross default to certain other indebtedness; bankruptcy events; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain covenants, to a grace period of 30 days); material judgments; Change of Control (as defined in the Existing Credit Agreement); certain ERISA events; environmental matters; and actual or asserted invalidity of any Credit Documentation.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Loans, except that (a) the consent of each Lender affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of such Lender’s commitment and (iv) modifications to the pro rata provisions of the Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) release or termination of the Parent’s guarantee.

Defaulting Lender:	The Credit Documentation shall contain customary “Defaulting Lender” provisions to be agreed.

Assignments and
Participations:	The Lenders shall be permitted to assign their Loans with the consent (such consent, in each case, not to be unreasonably withheld) of (a) the applicable Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing, and (b) the Administrative Agent; provided that the applicable Borrower shall be deemed to have consented to any such assignment requiring its consent unless it shall have objected thereto within 5 business days following a request for such consent. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5,000,000 unless otherwise agreed by the applicable Borrower (unless an event of default has occurred or is continuing) and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the specific Lender from which it purchased its participation would be required as described under “Voting” above.

Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facility only upon request. The Administrative Agent will be entitled to a processing fee of $3,500 in connection with any assignment.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (including with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any payment or prepayment of, or failure to borrow, a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

The Borrowers will have the right to replace any Lender which requests reimbursement for amounts owing under (a) above, provided that any replacement Lender is reasonably acceptable to the Administrative Agent, and the Borrowers have paid the Administrative Agent a $3,500 administrative fee if such replacement Lender is not an existing Lender.

        Expenses and

Indemnification:	The Borrowers shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to result from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:	New York. Each party to the Credit Documentation will waive the right to trial by jury and will consent to the non-exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

        Counsel to the

        Administrative Agent and

the Arranger:	Davis Polk & Wardwell LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrowers may elect that the Loans bear interest at a rate per annum equal to:

(i)	the ABR plus the Applicable Margin; or

(ii)	the Eurodollar Rate plus the Applicable Margin.

As used herein:	“ABR” means, for any day, a fluctuating rate per annum equal to the highest of (i) the federal funds effective rate from time to time plus 0.50%, (ii) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate and (iii) the one month Eurodollar Rate plus 1.00%. Each change in any interest rate provided for herein based upon the ABR resulting from a change in the Prime Lending Rate, the federal funds effective rate or the Eurodollar Rate shall take effect at the time of such change in the Prime Lending Rate, the federal funds effective rate, or the Eurodollar Rate, respectively.

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A (the “Pricing Grid”).

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which Eurodollar deposits for one, two, three or six months (as selected by the Borrowers) are quoted on Page LIBOR01 of the Reuters screen. Statutory reserve requirements for eurocurrency liabilities are presently zero percent.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrowers shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Lender under the Facility calculated at a rate per annum equal to 0.20% on the daily average undrawn commitments of such Lender under the Facility, accruing during the period commencing on the later of (x) the date of execution of the credit agreement for the Facility (the “Bridge Credit Agreement”) and (y) 60 days after the date of the Commitment Letter, which Commitment Fees shall increase to 0.25% on the 270th day after the date of the Commitment Letter, payable quarterly in arrears and upon repayment or termination of the Facility.

Duration Fees:	The Borrowers shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the percentage as determined in accordance with the grid below, of the principal amount of the Loan of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fee
90 days after the Effective Date	180 days after the Effective Date	270 days after the Effective Date
0.50%	0.75%	1.00%

Default Rate:	At any time when either Borrower is in default in the payment of any amount of principal due under the Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans. All such interest is payable on demand.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-A

PROJECT ROADRUNNER

Pricing Grid1

Parent’s Senior Unsecured Debt Rating (S&P or Moody’s)[2]	Applicable Margin
	Effective Date through 89 days after Effective Date		90 days after Effective Date through 179 days after Effective Date		180 days after Effective Date through 269 days after Effective Date		270 days after Effective Date and thereafter
	ABR Loans	Eurodollar Loans	ABR Loans	Eurodollar Loans	ABR Loans	Eurodollar Loans	ABR Loans	Eurodollar Loans
Rating Level 1: ≥ Baa1 / BBB+	25 bps	125 bps	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps
Rating Level 2: ≥ Baa2 / BBB	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps
Rating Level 3: ≥ Baa3 / BBB-	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps
Rating Level 4: ≤ Ba1 / BB+	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps	175 bps	275 bps

In the event of a split rating, the higher rating shall apply, except that in the event of a split rating of more than one level, the applicable rating shall be one level above the lower rating. In the event that debt ratings are not obtained, the pricing will be determined based on Rating Level 4.

[1]	Discuss pricing grid with respect to any portion of the Facility available to Opco Borrower, to the extent Opco Borrower has obtained a credit rating.
[2]	To the extent the Parent no longer has a senior unsecured debt rating, the Parent’s Senior Unsecured Debt Rating shall relate to the senior unsecured debt rating of debt issued by Holdco Borrower, which is guaranteed by the Parent.

Exhibit B

TECO FINANCE, INC.

364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Conditions Precedent to Availability of Loans

The commitments of the Lenders in respect to the Facility and the extension of credit thereunder shall be conditioned upon satisfaction of the following conditions precedent on or before the Commitment Termination Date:

1. Each party thereto shall have executed and delivered the Credit Documentation.

2.(i) The Acquisition shall have been, or concurrently with the funding under the Facility shall be, consummated in accordance with the terms of the Acquisition Agreement and (ii) no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified, and no consent or request by the Borrowers or any of their subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders without the Arranger’s prior written consent.

3. The Arranger shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent and its subsidiaries for the three years ended December 31, 2012, and unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent and its subsidiaries for each subsequent fiscal quarter ended at least 50 days prior to the Effective Date, in each case prepared in conformity with U.S. GAAP; (ii) if, and to the extent required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act of 1933, as amended, audited consolidated annual financial statements of the Acquired Business, as well as unaudited interim consolidated financial statements (which shall have been reviewed by the independent accountants for the Acquired Business as provided in Statement on Auditing Standards No. 100) prepared in accordance with U.S. GAAP; and (iii) customary pro forma financial statements, which in each case meet the requirements of Regulation S-X and all other accounting rules and regulations of the SEC promulgated thereunder.

4. The Lenders, the Administrative Agent, the Commitment Parties and the Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented at least 1 business day prior to the Effective Date, on or before the Effective Date.

5. The Lenders shall have received such legal opinions from such counsel to the Borrowers as may be reasonably required by the Administrative Agent, corporate organizational documents, good standing and officer certificates (including, without limitation, customary certificates from the chief financial officer of each Borrower demonstrating (i) the solvency (on consolidated basis) of the Borrowers and their subsidiaries as of the Effective Date and (ii) compliance with the financial and other covenants contained in the agreements governing the existing indebtedness of the Borrowers and their subsidiaries, in each case on a pro forma basis for the Transactions), resolutions, borrowing notices and other instruments, each as is customary for transactions of this type and reasonably satisfactory to the Administrative Agent (including, without limitation, at least 10 business days prior to the Effective Date with respect to PATRIOT Act and related compliance).

6. The absence of any event of default under the Credit Documentation, the Existing Credit Agreement and Tampa Electric Company’s existing five year credit facility and existing one year accounts receivable facility at the time of, and after giving effect to, such borrowing and the accuracy in all material respects of the representations and warranties (other than representations and warranties already qualified by materiality or material adverse effect, which must be accurate in all respects) of the Parent, the Borrowers and each of their respective subsidiaries (including the Acquired Business) under the Credit Documentation at the time of, and after giving effect to, such borrowings.

7. Orders granting the Required Regulatory Approvals shall have been obtained and shall have become Final Regulatory Orders; provided that no conditions or requirements shall be contained in any such Order imposing on Purchaser or Seller any condition or requirement that pursuant to the second sentence or fourth sentence of Section 6.02(c) of the Acquisition Agreement, as applicable, Purchaser or Seller is not required to accept. Capitalized terms used in this paragraph (other than “Acquisition Agreement”) shall have the meanings ascribed to such terms in the Acquisition Agreement.